UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

5 ☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PYXIS ONCOLOGY, INC. (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.

PYXIS ONCOLOGY, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2026

DEAR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Pyxis Oncology, Inc., a Delaware corporation, will be held on June 15, 2026, at 10:00 a.m. Eastern Standard Time in a virtual meeting format only. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. In order to attend the Annual Meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. We recommend that you log in a few minutes before 10:00 a.m., Eastern Standard Time, on June 15, 2026 to ensure you are logged in when the Annual Meeting begins.

During the Annual Meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of three Class II directors named in the proxy statement;
2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on April 20, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT.

You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person virtually. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend.

You can find detailed information regarding voting in the section titled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2026

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available at www.proxydocs.com/PYXS.

You will be asked to enter the control number located on your proxy card or Notice of Internet

Availability of Proxy Materials to access the Company’s materials and vote through www.proxydocs.com/PYXS.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Thomas Civik
Thomas Civik Interim Chief Executive Officer

Boston, Massachusetts

April 30, 2026

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL ONE: ELECTION OF THREE CLASS II DIRECTORS	6
CORPORATE GOVERNANCE	10
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	16
DIRECTOR COMPENSATION	17
EXECUTIVE COMPENSATION	21
EQUITY COMPENSATION PLAN INFORMATION	28
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
ADDITIONAL INFORMATION	33

PYXIS ONCOLOGY, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2026

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of Pyxis Oncology, Inc. (“we,” “us,” “our,” the “Company” or “Pyxis Oncology”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors (the “Board”) for use at our 2026 Annual Meeting of stockholders to be held on June 15, 2026 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Eastern Standard Time in a virtual meeting format. In order to attend the Annual Meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 available to our stockholders electronically via the Internet at www.proxydocs.com/PYXS. You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about May 1, 2026, we will mail to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.

Why am I receiving these materials?

We are distributing our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting and how does the Board recommend that stockholders vote on the proposals?

The proposals to be voted on at the Annual Meeting and the Board recommendation on each proposal is set forth below:

•	“FOR” Proposal One – the Election of Thomas Civik, Freda Lewis-Hall, M.D. and Michael A. Metzger as Class II Directors; and
•	“FOR” Proposal Two – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2026.

We will also consider other business, if any, that properly comes before the Annual Meeting.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on April 20, 2026. As of the record date, 62,855,464 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

What do I need for admission to the Annual Meeting?

In order to attend the Annual Meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Internet Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the Annual Meeting, stockholders may begin to log in to the meeting 15 minutes prior to the start time. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Standard Time on June 15, 2026.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Can I ask questions during the Annual Meeting?

Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders. If you would like to submit a question during the Annual Meeting, you may log in to www.proxydocs.com/PYXS using your control number, type your question into the “Ask a Question” field, and click “Submit.”

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How can I vote my shares?

Shares Held of Record. If you hold your shares in your own name as a holder of record, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Internet Notice or a printed copy of the proxy materials, follow the instructions in the Internet Notice or on the proxy card.
By Telephone	If you received a printed copy of the proxy materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)

You may also vote in person virtually by attending the meeting through www.proxydocs.com/PYXS. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting and provide the control number located on your Internet Notice or proxy card.

Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you must register in advance at www.proxydocs.com/PYXS. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the Annual Meeting and voting your shares electronically.

Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal Two). The remaining proposal to be considered (Proposal One, the Election of Thomas Civik, Freda Lewis-Hall, M.D. and Michael A. Metzger as Class II Directors) is considered a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the Annual Meeting, either virtually or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The directors receiving the highest number of “FOR” votes will be elected as Class II directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026 (Proposal Two). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by the start of the Annual Meeting unless otherwise provided on the Internet Notice, proxy card or voting instruction form. Proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote with respect to every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;
•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal Two); and

•

will not be counted in connection with the election of the Class II directors (Proposal One) or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposal One.

Our Board knows of no matters to be presented at the Annual Meeting other than the proposals described in this proxy statement. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available on the Annual Meeting website and, for 10 days prior to the Annual Meeting, at Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118 between the hours of 8:00 a.m. and 5:00 p.m. Eastern Standard Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-540-7095 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF THREE CLASS II DIRECTORS

General

Our business and affairs are managed under the direction of the Board. The Board presently consists of eight directors and is divided into three classes for purposes of elections, with staggered, three-year terms. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Our Board nominated Thomas Civik, Freda Lewis-Hall, M.D. and Michael A. Metzger for election to our Board as Class II directors at the Annual Meeting.

Mr. Civik, Dr. Lewis-Hall and Mr. Metzger currently serve on our Board and have consented to be named in this proxy statement. Mr. Civik, Dr. Lewis-Hall and Mr. Metzger have agreed to serve as directors, if elected, until the 2029 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Information Regarding Nominee and Continuing Directors

The following table sets forth information with respect to our directors, including the director nominees for election at the Annual Meeting:

Name	Age	Position Held	Director Since	Class and Year in Which Term Will Expire
Nominees for Election at the Annual Meeting
Thomas Civik	57	Interim Chief Executive Officer, Director	September 2021	Class II - 2026
Freda Lewis-Hall, M.D.	71	Director	September 2021	Class II - 2026
Michael A. Metzger	55	Director	June 2024	Class II - 2026
Continuing Directors
John Flavin	57	Director and Chairman of the Board	May 2019	Class III - 2027
Jakob Dupont, M.D.	61	Director	August 2023	Class III - 2027
Santhosh Palani, Ph. D., CFA	43	Director	March 2024	Class I - 2028
Darren Cline	61	Director	September 2021	Class I - 2028
Rachel Humphrey, M.D.	64	Director	August 2022	Class I - 2028

Dr. Lara Sullivan resigned from her position as a member of the Board in April 2026 and ceased to serve as President, Chief Executive Officer, and Chief Medical Officer, effective February 2, 2026. Additional descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our Board at this time.

Board Nominees

Class II Director

Thomas Civik. Mr. Civik was appointed as our Interim Chief Executive Officer in February 2026 and has been serving as our director since September 2021. Mr. Civik previously served as Chairperson of the Board of ImCheck Therapeutics and Repare Therapeutics Inc. through their respective acquisitions by Ipsen and XOMA Royalty Corporation. From April 2020 to May 2021, Mr. Civik served as President, Chief Executive Officer and a member of the board of directors at Five Prime Therapeutics, Inc., a biotechnology company. From November 2017 until September 2019, Mr. Civik served as Chief Commercial Officer of Foundation Medicine, Inc., a genomic profiling and molecular information company. From December 2000 to November 2017, Mr. Civik served in positions of increasing responsibility at Genentech, Inc. (“Genentech”), a biotechnology company, most recently serving as Vice President and Franchise Head leading the commercialization efforts for the Avastin®, Tarceva®, Tecentriq®, and Alecensa®, products. From July 1992 to December 2000, Mr. Civik served at Sanofi S.A. in sales and marketing roles of increasing responsibility. Mr. Civik received an M.B.A. in business strategy and marketing from the Kellogg School of Management at Northwestern University and a B.A. in political science from Saint Norbert College.

The Board believes that Mr. Civik is qualified to serve on our Board because of his extensive commercial expertise and leadership experience at other biotechnology companies.

Freda Lewis-Hall, M.D. Dr. Lewis-Hall has served as a member of our Board since September 2021. Dr. Lewis-Hall served as Senior Medical Advisor to the Chief Executive Officer at Pfizer Inc. (“Pfizer”), a pharmaceutical and biotechnology corporation, until her retirement in March 2020. Prior to this role, Dr. Lewis-Hall was the Chief Patient Officer and Executive Vice President at Pfizer, a multinational pharmaceutical and biotechnology corporation, from January 2019 to January 2020. In this role, Freda worked to extend the reach of Pfizer’s patient-facing health information and education and amplify the patient’s voice inside and outside Pfizer. From 2009 to 2018 Freda served as Pfizer’s Chief Medical Officer, responsible for the safe, effective and appropriate use of Pfizer medicines and vaccines. Prior to joining Pfizer in 2009, Dr. Lewis-Hall held various senior leadership positions including Chief Medical Officer and Executive Vice President, Medicines Development at Vertex Pharmaceuticals, Inc., from June 2008 to May 2009, and Senior Vice President, U.S. Pharmaceuticals, Medical Affairs for Bristol-Myers Squibb Co. from 2003 to May 2008. Dr. Lewis-Hall has served on the board of directors of SpringWorks Therapeutics, Inc. since August 2017 to July 2025 through its acquisition by Merck KGaA, Darmstadt, Germany, Exact Sciences Corporation since November 2020 to June 2024 and CDT Equity (formerly, Conduit Pharmaceuticals) since September 2023. She served as a member of the board of directors for Milliken & Company from July 2019 until 2025 and a member of 1lifehealthcare, Inc. board from November 2019 to 2023. From December 2014 to May 2017, she served on the board of directors of Tenet Healthcare Corporation. Dr. Lewis-Hall earned a B.A. in Natural Sciences from Johns Hopkins University and an M.D. from Howard University College of Medicine. She is an Honorary Fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians of the United Kingdom, and Distinguished Fellow of the American Psychiatric Association.

The Board believes that Dr. Lewis-Hall is qualified to serve on our Board based on her expertise and experience in the life sciences industry and her leadership experience as a senior executive at various biopharmaceutical companies as well as her educational background.

Michael A. Metzger. Mr. Metzger was appointed to our Board in June 2024. Mr. Metzger has served as Chief Executive Officer of Syndax Pharmaceuticals Inc. (“Syndax”), a commercial stage biopharmaceutical company, since February 2022 and previously served as its President and Chief Operating Officer from May 2015 and has been a member of the board of directors of Syndax since July 2019. Prior to joining Syndax, Mr. Metzger was President and COO from December 2013 to October 2014 and President, Chief Executive Officer and a member of the board of directors of Regado Biosciences, Inc., a former publicly traded biotechnology company, from October 2014 to May 2015, where he oversaw the company’s successful merger with Tobira Therapeutics, Inc. in 2015. Previously, Mr. Metzger served as Executive Vice President and Chief Operating Officer at Mersana Therapeutics, Inc., a privately held biopharmaceutical company developing novel immunoconjugate therapies for cancer, from March 2011 to November 2013, and in senior business development positions including leading mergers and acquisitions at Forest Laboratories, LLC, which was acquired by Allergan plc, a publicly traded company, from 2006 to February 2011. Prior to Forest, Mr. Metzger served as Vice President Corporate Development at Onconova Therapeutics, Inc. and was a Managing Director at MESA Partners, Inc., a venture capital firm. Mr. Metzger previously served on the board of CTI Biopharma Corp., a publicly traded biopharmaceutical company, and currently serves on the board of a not-for-profit company. Mr. Metzger received a B.A. from George Washington University and an M.B.A. in Finance from the New York University Stern School of Business.

The Board believes that Mr. Metzger is qualified to serve on our Board based on his expertise and experience in biotechnology companies and his leadership experience as a Chief Executive Officer at various biopharmaceutical companies as well as his educational background.

Continuing – Class III Directors

John Flavin. Mr. Flavin is co-founder and founding Chair of the Board. Mr. Flavin has served as Chair of the Board since our IPO. He is also the Founder and Chief Executive Officer of Portal Innovations, a life sciences venture development engine, since February 2020. Mr. Flavin also serves as Executive Chairman at ClostraBio Inc., board member at Syntax Bio, Inc., advisor to the Rice University Biotech Launchpad, advisor to UChicago Therapeutics Discovery Institute, advisor to Argonne National Laboratory, and Managing Director at Flavin Ventures LLC. Prior to joining us, between April 2018 and February 2020, Mr. Flavin was the Chief Financial Officer at Endotronix, Inc., a heat failure medtech company. Between September 2013 and April 2018, Mr. Flavin was the Head of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago. Mr. Flavin has over 30 years of experience in finance, operations, and innovation. Mr. Flavin has co-founded and scaled several life sciences companies as President and Chief Financial Officer such as Advanced Life Sciences and MediChem Life Sciences (which he took public on NASDAQ). Mr. Flavin has also co-founded and led transformative life sciences incubators including MATTER and the Polsky Center for Entrepreneurship and Innovation at the University of Chicago. He received his B.S. in Business Administration from Marquette University and his M.B.A. in Finance from Lewis University.

The Board believes that Mr. Flavin is qualified to serve on our Board because of his extensive expertise and experience in the life sciences industry, knowledge of our operations and his leadership experience in other companies in our industry.

Jakob Dupont, M.D. Dr. Dupont has served as a member of our Board since August 2023. Prior to joining us, Dr. Dupont served as a member of the board of directors at Apexigen, Inc. (“Apexigen”) from August 2020 until we completed the acquisition of Apexigen in August 2023. Dr. Dupont currently serves as an Executive Partner at Sofinnova Investments, a healthcare investment firm. Dr. Dupont also serves on the board of directors of Avenzo and Bolt Biotherapeutics and as a board observer for OnCusp. Prior to joining Sofinnova, Dr. Dupont served as the Global Head of Research and Development and Executive Vice President at Atara Biotherapeutics, a biotechnology company, from May 2020 to December 2023. From December 2018 to May 2020, he served as Chief Medical Officer and from May 2020 to July 2021 as a consultant oncologist at Gossamer Bio Inc., a clinical-stage biopharmaceutical company. From January 2017 to December 2018, he served as Vice President, Global Head Breast and Gynecologic Cancer Development at Genentech, a biotechnology company. Dr. Dupont served as Chief Medical Officer and Senior Vice President at OncoMed Pharmaceuticals, a biotechnology company, from October 2011 to December 2016. Dr. Dupont holds an A.B. in Philosophy from Vassar College, an M.A. in Philosophy from New York University and an M.D. from Cornell University.

The Board believes that Dr. Dupont is qualified to serve on our Board because of his extensive experience in the biotechnology field and his knowledge and expertise in oncology drug development.

Continuing - Class I Directors

Santhosh Palani, Ph.D., CFA. Dr. Palani was appointed to our Board in March 2024. Dr. Palani is the Founder and CEO of PSP Research, a healthcare-focused investment advisory firm, a position he has held since 2024. Prior to starting PSP, Dr. Palani was a Partner from 2020 to 2024 at PFM Health Sciences. At PFM, Dr. Palani led public and private biotechnology investments and served on the board of companies in the cell therapy and gene editing fields. Prior to joining PFM in 2020, Dr. Palani was a Principal at New Enterprise Associates, a venture capital financing company, where he invested in early-stage private biotechnology companies and served on the boards of companies in the radiopharmaceuticals, cell therapy, targeted oncology, and gene editing fields. From 2016 to 2018, Dr. Palani was a Vice President of Biotechnology Equity Research at Cowen and Company, where he covered small- to mid-cap biotechnology stocks across numerous therapeutic areas. Prior to his time at Cowen, Dr. Palani was in oncology drug development at Pfizer Inc. (“Pfizer”) and Takeda Pharmaceuticals. Dr. Palani has a Ph.D. in bioengineering from the University of Pennsylvania and completed his postdoctoral work in biochemistry and molecular biophysics at Columbia University. He also holds a M.S. in chemical engineering from Texas A&M University and a B.S. in chemical engineering from the University of Madras. Dr. Palani is a CFA® Charterholder.

The Board believes that Dr. Palani is qualified to serve on our Board based his strong financial and investing background, significant experience in the biotech industry and experience in the fields of internal medicine, endocrinology and oncology.

Darren Cline. Mr. Cline has been a member of our Board since September 2021. He currently serves as Chief Commercial Officer of Xenon Pharmaceuticals Inc., a biotechnology company. He also currently serves on the board of directors of Pliant Therapeutics and previously served on the boards of Impel Pharmaceuticals and Stemline Therapeutics, each a biopharmaceutical company. From March 2022 to March 2023, Mr. Cline was President and Chief Executive Officer of Epygenix Therapeutics, Inc. Prior to that, from April 2019 to December 2021, he served as U.S. Chief Commercial Officer and a member of the Executive Committee at Greenwich Bioscience, the U.S. subsidiary of GW Pharmaceuticals, prior to its acquisition by Jazz Pharmaceuticals. Earlier in his career, Mr. Cline served as Executive Vice President, Commercial at Seattle Genetics, Inc. from October 2010 to March 2019, where he led marketing, sales, and managed markets. He played a key role in the commercial launch and continued growth of Adcetris®, an antibody-based biologic approved by the FDA for the treatment of certain hematologic cancers. Before that, from October 2006 to October 2009, he was at Alexion Pharmaceuticals, where he was part of the initial commercial leadership team for the launch of Soliris®, helping to build key sales functions. Mr. Cline began his career at Amgen and also held roles at InterMune prior to joining Alexion Pharmaceuticals. Mr. Cline holds a bachelor’s degree from San Diego State University and an M.B.A. from Pepperdine University.

The Board believes that Mr. Cline is qualified to serve on our Board because of his management experience and background in the biotechnology sector.

Rachel Humphrey, M.D. Dr. Humphrey has served as a member of our Board since August 2022. Dr. Humphrey is a medical oncologist with over 25 years of experience in the pharmaceutical industry. Currently she serves as President and Founding CEO of Normunity, a biotechnology company focused on immuno-oncology mechanisms, a position she has held since October 2021. Dr. Humphrey also serve as an executive chair of the board of Voro Therapeutics, since March 2025 and a member of the board at Affibody, since May, 2025. Dr. Humphrey also serves on the board of directors of Sporos Bioventures and as a member of the Scientific Advisory Boards of both Grey Wolf Therapeutics and HotSpot Therapeutics. Previously, she served as Chief Medical Officer at Black Diamond Therapeutics, a novel precision oncology therapy company, from September 2021 to September 2022, and as Chief Medical Officer at Treadwell Therapeutics, Inc., a clinical stage, multi-modality oncology company, from January 2020 to May 2020 and Head of Research and Development at TIO Bioventures, a venture capital firm, over the same time period. Dr. Humphrey served as Senior Vice President, Chief Medical Officer at CytomX Therapeutics, a clinical-stage biopharmaceutical company, from August 2015 to September 2019. Over the course of her career, Dr. Humphrey also held numerous senior leadership roles in large pharmaceutical companies including Senior Vice President and Head of Immuno-Oncology at AstraZeneca, and Vice President, Clinical Development and Immuno-oncology at Bristol-Myers Squibb where she supervised the development of ipilimumab (Yervoy) from early development to post-launch and founded and chaired the first immuno-oncology working group. She currently serves on the board of directors of Sporos Biosciences, and previously served on the board of directors of Xilio and CytomX Therapeutics, respectively. Dr. Humphrey holds an M.D. from Case Western Reserve University and a B.A. from Harvard University. She received her training in internal medicine at the Johns Hopkins Hospital and started her career as an oncology fellow and staff physician at the National Cancer Institute in Bethesda, Maryland.

The Board believes that Dr. Humphrey is qualified to serve on our Board based on her expertise and experience in the life sciences industry and her leadership experience as a senior executive at various biopharmaceutical companies as well as her educational background

Recommendation of Our Board

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THOMAS CIVIK, FREDA LEWIS-HALL, M.D. AND MICHAEL A. METZGER AS CLASS II DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

As our common stock is listed on the Nasdaq, the Company's determination of the independence of directors and director nominees is premised on the definition of “independent director” contained in Nasdaq Rule 5605(a)(2). In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members and audit committee members must satisfy additional independence criteria under Nasdaq and SEC rules.

Our Board has undertaken a review of the independence of each director and director nominee and has considered whether any of the foregoing has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each member of our Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq, with the exception of our Interim Chief Executive Officer, Mr. Civik, and Dr. Dupont, due to an expected increase in his consulting services. In making these determinations, our Board reviewed and discussed information provided by the directors and director nominees with regard to each director’s or director nominee's business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving such non-employee directors described in the section titled “Certain Relationships and Related Person Transactions.”

Leadership Structure of the Board of Directors

Our bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Flavin currently serves as our Chair of the Board.

As a general policy, our Board believes that separation of the positions of Chair of the Board and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. As such, Mr. Civik serves as our Interim Chief Executive Officer while Mr. Flavin serves as our Chair of the Board but is not an officer of our company. The Board has concluded that our current leadership structure is appropriate at this time. However, our Board continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board of Directors’ Role in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit committee also oversees and continuously monitors our cybersecurity risk profile and assesses potential risk exposure. For more information on our management of cybersecurity risks, please refer to Item 1C, “Cybersecurity,” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 23, 2026. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and risks associated with our governance practices, including those related to emerging topics such as human capital analysis and disclosures and our environmental, sustainability and governance efforts, progress and disclosures. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Research & Development Committee provides guidance to management and the Board on matters relating to our research and development efforts and product pipeline.

Evaluation of the Board of Directors

The Board evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the Nominating and Corporate Governance Committee. The Board discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof or of the directors.

Attendance of Directors at Board Meetings and Stockholder Meetings

Our Board held five meetings during the year ended December 31, 2025. During 2025, each person currently serving as a director attended 75% or more of the total number of meetings of the Board and each committee of which he or she was a member. Each director is also encouraged and expected to attend our annual meetings of stockholders. Each of our directors attended the 2025 annual meeting of stockholders.

Committees of the Board of Directors

The Board has established four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee. Each committee operates pursuant to a written charter that has been approved by the Board. A copy of the current charter for each committee is available on our website at www.pyxisoncology.com by selecting the “Investors” link and then the “Corporate Governance” link.

The Audit Committee met five times in 2025, the Compensation Committee met four times in 2025 and the Nominating and Corporate Governance Committee met once in 2025.

Committee Composition

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Thomas Civik
Darren Cline	X		XX
Jakob Dupont				X
John Flavin	XX
Rachel Humphrey		X	X	XX
Freda Lewis-Hall			X
Michael A. Metzger	X	X
Santhosh Palani		XX		X
XX = Chair X = Member

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee charter defines the responsibilities of the Audit Committee, including:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;
•	evaluating the independent public accounting firm’s qualifications, independence and performance;
•	engaging and providing for the compensation of the independent public accounting firm;
•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;
•	reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements
•	reviewing our financial statements;
•	reviewing our critical accounting policies and estimates;
•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•

reviewing and approving any transaction between us and any related person (as defined by the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in accordance with our related party transaction approval policy;

•	overseeing our risk assessment and risk management policies and programs, including our code of business conduct and ethics and our compliance activities;
•

overseeing cybersecurity, including measures to protect and improve our informational technology systems, and monitoring cybersecurity and data privacy risks associated with our activities and those of third parties we work with; and

•	such other matters that are specifically designated to the Audit Committee by the Board from time to time.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Mr. Flavin has served as Chair of the Audit Committee since May 2019. The other members of our Audit Committee are Mr. Cline and Mr. Metzger. The Board has determined that each member of our Audit Committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Our Board has also determined that Mr. Flavin is an “audit committee financial expert” as defined by the applicable SEC rules and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and benefits program. The Compensation Committee charter defines the responsibilities of the Compensation Committee, including:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of relevant goals and objectives;
•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;
•	administering the issuance of equity awards under our equity-based incentive plans;
•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	such other matters that are specifically designated to the Compensation Committee by the Board from time to time.

Our Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve and administer the issuance of equity awards to employees, other than officers, and to consultants, subject to an annual limit of 1,000,000 shares.

Research and Development Committee

Our Research and Development Committee provides guidance to management and the Board on matters relating to our research and development efforts and product pipeline. The Research and Development Committee charter defines the responsibilities of the Research and Development Committee, including:

•	evaluating risks associated with our preclinical studies, clinical trials and clinical development;
•	reviewing our overall scientific, research and development strategy;
•	assessing each of our program's and product candidates' progress;
•	summarizing significant findings of our research and development efforts and product pipeline to the Board; and
•	reviewing and advising the Board on the scientific, medical, research and development aspects of any proposed material transactions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists the Board in evaluating and recommending nominees for election as directors. The Nominating and Corporate Governance Committee charter defines the responsibilities of the Nominating and Corporate Governance Committee, including:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the Board;
•	considering and making recommendations to the Board regarding changes to the size and composition of the Board;
•	instituting plans or programs for the continuing education of the Board and orientation of new directors;
•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, the Board and management;
•

developing and making recommendations to the Board regarding corporate governance guidelines and matters, including emerging topics such as human capital analysis and disclosures and our environmental, sustainability and governance efforts, progress and disclosures; and

•	overseeing periodic evaluations of the Board's performance, including committees of the Board.

Our Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

Our Nominating and Corporate Governance Committee also oversees compliance by the Company with respect to certain legal and regulatory obligations applicable to the Company and periodically reviews Company policies and procedures, including:

•	Corporate Disclosure Policy;
•	Code of Business Conduct and Ethics;
•	Insider Trading Policy;
•	Clawback Policy;
•	Related Persons Transaction Policy;
•	Independence of our directors;

•	Amended and restated certificate of incorporation; and
•	Amended and restated bylaws.

Board Membership Criteria and Nomination Process

The Board and the Nominating and Corporate Governance Committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The Board and the Nominating and Corporate Governance Committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the Board. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. Our Board and our Nominating and Corporate Governance Committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.

In considering candidates, our Board and Nominating and Corporate Governance Committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Pyxis Oncology, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. Our Board and Nominating and Corporate Governance Committee review candidates for director nomination in the context of the current composition of the Board, the operating requirements of Pyxis Oncology and the long-term interests of our stockholders. In conducting this assessment, our Board and Nominating and Corporate Governance Committee may consider background and breadth of experience, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Pyxis Oncology to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, our Board and Nominating and Corporate Governance Committee review such directors’ overall service to Pyxis Oncology during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Board and Nominating and Corporate Governance Committee also determine whether the nominee must be independent for purposes of any stock exchange on which Pyxis Oncology’s common stock is listed.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders and will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. Once the Nominating and Corporate Governance Committee receives a recommendation from a stockholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Stockholders may also directly nominate a candidate for director by submitting the candidate's name and relevant information to c/o Corporate Secretary, Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, pursuant to the advance notice provisions of our bylaws. For more information, please see the section titled “Stockholder Proposals and Nominations.”

Changes in Board of Directors Member Criteria

The Board and Pyxis Oncology wish to maintain a board of directors composed of members who can productively contribute to the success of Pyxis Oncology. From time to time, the Board and/or the Nominating and Corporate Governance Committee may change the criteria for board of director membership to maximize the opportunity to achieve this success. When this occurs, the Board and the Nominating and Corporate Governance Committee will evaluate existing members according to the new criteria. The Board may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments or resign from the Board.

Term Limits and Retirement Age

The Board does not believe it should limit the number of terms for which an individual may serve as a director or set a fixed retirement age. Directors who have served on the Board for an extended period of time are able to provide continuity and valuable insight into Pyxis Oncology, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. The Board believes that, as an alternative to term limits and retirement policies, it can ensure that the Board continues to evolve and adopt new ideas and viewpoints through the director nomination process described above.

Succession Planning

The Nominating and Corporate Governance Committee develops and periodically reviews with the Chief Executive Officer our plan for succession to the offices of our executive officers and makes recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2025, none of the members of our Compensation Committee were or had been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines

The Board has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria and board committee composition. The Corporate Governance Guidelines are available on our website at www.pyxisoncology.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees. The policy document is available on our website at www.pyxisoncology.com.

Prohibition on Hedging and Pledging of Company Securities

We have a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Our officers, directors and employees are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan.

Insider Trading Policy

We have an Insider Trading Policy governing the purchase, sale and other dispositions of securities by employees, directors and consultants, and have adopted procedures applicable to the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq listing standards. The Insider Trading Policy was filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Corporate Secretary, Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject matter.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee has the primary responsibility for the review and approval of any “related person transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a formal, written policy which sets forth the policies and procedures for the review and approval or ratification of related person transaction by the Audit Committee. The Audit Committee will consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

A related person transaction does not include the compensation arrangements with our directors and executive officers that are described elsewhere in this proxy statement. The related party transactions described below reflect all such transactions since January 1, 2024, and have all been approved pursuant to our existing related party transaction policy.

Pfizer Inc. License Agreement

In December 2020, we entered into the Pfizer License Agreement, which was amended and became effective in March 2021. Pursuant to this agreement, we incurred a combined $25.0 million, consisting of an upfront cash payment of $5.0 million and the issuance of 12,152,145 shares of Series B convertible preferred stock, which was converted into 1,911,015 shares of its common stock upon our IPO in October 2021, with a value of $20.0 million to Pfizer. We are also obligated to pay future contingent payments and royalties under the Pfizer License Agreement.

On October 6, 2022, we entered into the Amended and Restated License Agreement (“A&R License Agreement”), with Pfizer, which amends and restates the Pfizer License Agreement. In accordance with the terms of the A&R License Agreement, the Company issued 2,229,654 shares of its common stock in October 2022, paid $8.0 million to Pfizer in January 2023 and issued 1,811,594 shares of its common stock in March 2023.

Pfizer owns more than 10% of Pyxis Oncology and is considered the principal owner of our company. During the years ended December 31, 2025 and 2024, we have not incurred any expense with regards to Pfizer License Agreement and A&R License Agreement.

The University of Chicago Agreement

In April 2020, we entered into the University License Agreement, as well as a sponsored research agreement, with the University of Chicago (the “University”). Under the terms of the license, we have the global right to develop and commercialize products that are covered by a valid claim of a licensed patent, incorporate or use the licensed know-how and materials or are known to assess, modulate or utilize the activity of certain specified biological targets. In partial consideration for the license from the University, we issued to the University 48,919 shares of its common stock in 2020.

Pursuant to the University License Agreement, we are obligated to pay potential development and commercial milestones of up to $7.7 million as well as running royalties on net sales of licensed products at varying rates ranging from less than a percent to the low single digits, subject to a minimum annual royalty of up to $3.0 million during certain years following the effective date. We are also obligated to pay the University a percentage of certain sublicensing revenue ranging from low- to mid-teens based on the date of entering into the applicable sublicense.

We incurred less than $0.1 million for the years ended December 31, 2025 and 2024, respectively, with regards to the University License Agreement.

DIRECTOR COMPENSATION

The Board engaged Aon plc (“Aon”), an independent compensation consultant, to provide advice on non-employee director compensation. Based on such review, the Board approved the cash component of the non-employee director compensation program set forth below for 2025, which was same as in 2024:

Board Position	Annual Compensation
Board of Directors
Board Cash Retainer – Non-Employee Directors	$40,000
Additional Chair of the Board Cash Retainer	$30,000
Committee Member Cash Retainers
Audit Committee	$7,500
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000
Research and Development Committee	$4,000
Additional Committee Chair Cash Retainers
Audit Committee	$15,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Research and Development Committee	$8,000

In addition, our non-employee directors are eligible to receive an annual equity award and an equity award at the time the director joins the Board (sign-on equity award). Prior to 2024, our practice was to grant annual equity awards and sign-on equity awards to directors based on fixed dollar amounts. Based on the recommendation of the Compensation Committee’s previous independent compensation consultant, Pearl Meyer & Partners, LLC and considering the volatility in our stock price, beginning in 2024, the Compensation Committee determined that the number of shares that would be subject to the sign-on equity awards and annual equity awards would equal 0.12% and 0.06% of the Company’s common stock outstanding, respectively. For 2025, based on Aon’s recommendation, the Compensation Committee maintained this structure and, for 2026, increased these percentages to 0.146% and 0.073% of the Company’s common stock outstanding, respectively.

The vesting schedules for the non-employee director equity awards are as follows;

•
The annual equity award will vest in full on the first anniversary of the grant date, subject to the director’s continued service through the applicable vesting date; and
•
The sign-on equity award vests in three equal installments beginning on the first anniversary of the vest commencement date, subject to the director’s continued service through the applicable vesting date.

In addition, for 2025, the Compensation Committee approved a fee of $4,000 for each financing sub-committee meeting attended, subject to an aggregate annual cap of $35,000 per director. Messrs. Flavin and Metzger and Dr. Palani each attended 10 financing sub-committee meetings during the year ended December 31, 2025.

Additionally, we have entered into consulting arrangements with Dr. Dupont, Dr. Humphrey and Dr. Palani to leverage their expertise in clinical development and medical monitoring of our clinical trials. The consulting arrangements were approved by the Compensation Committee and provides for an hourly fee of $750. The arrangements with Drs. Humphrey and Palani are subject to an overall limitation on fees equal to $120,000 per year. We also reimburse our directors for reasonable travel and other related expenses incurred in connection with their service on the Board.

2025 Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2025 regarding the compensation awarded to, earned by or paid to each of our non-employee directors serving during 2025. Dr. Sullivan also served as a member of the Board in 2025, but did not receive any additional compensation for her service on the Board. Please see the “2025 Summary Compensation Table” within “Executive Compensation” for a summary of the compensation Dr. Sullivan received for her service as our President, Chief Executive Officer and Chief Medical Officer during 2025.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
John Flavin	127,500	28,404	—	155,904
Thomas Civik(4)	47,500	28,404	—	75,904
Darren Cline	55,000	28,404	—	83,404
Jakob Dupont, M.D.	49,000	28,404	119,250	196,654
Freda Lewis-Hall, M.D.	45,000	28,404	—	73,404
Rachel Humphrey, M.D.	59,500	28,404	119,625	207,529
Michael A. Metzger	90,000	28,404	—	118,404
Santhosh Palani, Ph.D., CFA	97,500	28,404	1,875	127,779

(1)	The following table summarizes the equity awards granted to our non-employee directors for their service on the Board during 2025 and the grant date fair values of such equity awards:

Name	Grant Date	Number of Shares Underlying Option Award Grants (#)	Grant Date Fair Value of Option Award Grants ($)
John Flavin	3/31/2025	36,979	28,404
Thomas Civik(4)	3/31/2025	36,979	28,404
Darren Cline	3/31/2025	36,979	28,404
Jakob Dupont, M.D.	3/31/2025	36,979	28,404
Freda Lewis-Hall, M.D.	3/31/2025	36,979	28,404
Rachel Humphrey, M.D.	3/31/2025	36,979	28,404
Michael A. Metzger	3/31/2025	36,979	28,404
Santhosh Palani, Ph.D., CFA	3/31/2025	36,979	28,404

(2)

The amounts reported in this column reflect the aggregate grant date fair values of the stock options granted for the fiscal year ended December 31, 2025, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 15 – “Stock-Based Compensation” within our Notes to Financial Statements included in Part II, Item 8 within our Annual Report on Form 10-K for the year ended December 31, 2025. Whether, and to what extent, a non-employee director realizes value will depend on our actual operating performance, stock price fluctuations and the non-employee director’s continued service on the Board.

(3)

The amounts reported in this column reflect fees paid to Dr. Dupont, Dr. Humphrey and Dr. Palani for providing consulting services to the Company related to clinical development and medical monitoring of clinical trials for micvotabart pelidotin (MICVO, formerly PYX-201).

(4)

Mr. Civik was appointed to serve as Interim Chief Executive Officer in February 2026. The amounts reported represent compensation paid to Mr. Civik for 2025 for his service as a non-employee Board member.

Director Outstanding Equity Awards at Fiscal Year-End 2025

The following table summarizes the equity awards that were outstanding as of December 31, 2025 for each of our non-employee directors serving during 2025:

Options Awards
Name	Outstanding at Year-End (#)(a)
John Flavin	94,895
Thomas Civik	138,919
Darren Cline	94,895
Jakob Dupont, M.D.	456,103
Freda Lewis-Hall, M.D.	94,895
Rachel Humphrey, M.D.	273,199
Michael A. Metzger	107,662
Santhosh Palani, Ph.D., CFA	106,739

(a)	Outstanding option awards represent both exercisable and unexercisable awards.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our Board. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which he or she is or was to be selected as an officer. The following table sets forth the name and age of each executive officer.

Name	Age	Title
Thomas Civik	57	Director and Interim Chief Executive Officer
Jitendra Wadhane	45	Principal Financial and Accounting Officer

The following is a biographical summary of the experience of our executive officers:

Thomas Civik. As Mr. Civik also serves on the Board, please see “Board of Directors” above for the biographical information about Mr. Civik, our Director and Interim Chief Executive Officer.

Jitendra Wadhane. Mr. Wadhane has served as our Principal Financial and Accounting Officer since July 2025, as our Chief Accounting Officer since August 2022 and our Global Controller since August 2021. From March 2020 to August 2021, Mr. Wadhane served as Vice President of Finance at Immunovant, Inc., a biotechnology company where he was responsible for building finance organization and fund raising. From January 2012 to March 2020, Mr. Wadhane was Senior Manager with Ernst & Young in their Financial Accounting and Advisory Practice with a focus on corporate mergers and acquisitions and initial public offerings. Prior to 2012, Mr. Wadhane worked with various professional services firms in accounting consultancy and auditing.

Mr. Wadhane earned a Bachelor of Commerce from Mumbai University in India, Chartered Accountancy from the Institute of Chartered Accountants of India and a Certified Public Accountant certification from American Institute of Certified Public Accountants.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Compensation Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of newly hired executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2025, the material elements of our executive compensation program were base salary, annual cash bonuses and equity-based compensation. Our Compensation Committee engaged Aon to assist with the evaluation of our executive compensation program.

This section provides a discussion of the compensation paid or awarded to our Former President, Chief Executive Officer and Chief Medical Officer, our Principal Financial and Accounting Officer, and our Former Chief Financial Officer and Chief Operating Officer. We refer to these individuals as our “named executive officers”. For 2025, our named executive officers were:

•
Lara Sullivan, M.D., Former President, Chief Executive Officer and Chief Medical Officer (through February 2, 2026);
•
Jitendra Wadhane, Principal Financial and Accounting Officer; and
•
Pamela Connealy, Former Chief Financial Officer and Chief Operating Officer (through July 1, 2025).

Compensation of Named Executive Officers

Base Salary. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s functional specialty and scope of responsibility and accountability with us. The Compensation Committee periodically reviews the base salaries of our executive officers, including our named executive officers, and adjusts (or, in the case of our Chief Executive Officer, may recommend adjustments for approval by the Board) as necessary to reflect changes in the scope of the executive officer’s performance, contributions, responsibilities, prior salary level, position and market conditions. The annual base salary for each of Dr. Sullivan, Mr. Wadhane, and Ms. Connealy, for the fiscal year ended December 31, 2025 was $646,875, $414,000, and $521,640, respectively. Please see the “Salary” column in the “2025 Summary Compensation Table” for the base salary amounts earned by the named executive officers in 2025.

Annual Cash Bonuses. Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and motivates our executive officers to achieve annual corporate and individual performance objectives. Our annual cash bonus plan provides cash incentive award opportunities for the achievement of annual performance goals established by the Board at the beginning of each fiscal year.

Each of our named executive officers are eligible to receive an annual performance cash bonus based on the achievement of pre-established corporate and, in the case of Mr. Wadhane, and Ms. Connealy, individual objectives as determined by the Board and our Compensation Committee, in consultation with Aon and upon review of the recommendations of our Chief Executive Officer for our other named executive officers. Dr. Sullivan did not have individual performance objectives as she was viewed as more directly responsible for the achievement of our corporate objectives, while the other named executive officers had 20% to 25% of their bonus opportunity tied to the achievement of individual goals. The payment of awards under the 2025 annual cash bonus plan applicable to the named executive officers was subject to the attainment of corporate goals for Dr. Sullivan and a combination of corporate and individual goals, weighted 75% and 25%, respectively, for Mr. Wadhane and 80% and 20%, respectively, for Ms. Connealy. The corporate component of the annual cash bonus plan was determined based on a number of goals relating to (i) clinical development of our product pipeline, weighted 70%, (ii) regulatory outcome for our product candidates, weighted 15% and (iii) investor and business operations, weighted 15%. The individual goals for Mr. Wadhane, and Ms. Connealy, were pre-established goals determined based on their functional areas of responsibility.

At the beginning of the performance year, each officer is assigned a target bonus opportunity expressed as a percentage of his or her base salary. Actual bonus payments may be higher or lower than the target bonus amount, as determined by the Board and the Compensation Committee, based on the achievement of the pre-established corporate and, if applicable, individual objectives. The target bonus opportunities, as a percentage of base salary, in 2025 for Dr. Sullivan, Mr. Wadhane, and Ms. Connealy, were 60%, 40%, and 45%, respectively.

In determining the amount of the annual cash bonuses, the Compensation Committee determines the level of achievement of the corporate goals and, if applicable, individual goals for the year. In determining the level of achievement for Mr. Wadhane, the Compensation Committee also reviewed and considered the recommendations of Mr. Civik, our Interim Chief Executive Officer. These achievement levels are used to determine each named executive officer’s bonus. Based on our 2025 company and individual performance, our Compensation Committee awarded payouts under our annual cash bonus program ranging from 75% to 81.25% of the target bonus opportunity. As a result of her separation from the Company during 2025, Ms. Connealy did not receive a payout under our annual cash bonus program for 2025.

Actual bonus amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2025 Summary Compensation Table” below.

Equity Awards. To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we grant equity compensation to our named executive officers. On March 31, 2025, the Compensation Committee granted stock options to Dr. Sullivan, Mr. Wadhane and Ms. Connealy, which awards are scheduled to vest 25% on the first anniversary of the grant date and in 36 substantially-equal monthly installments thereafter, subject to the their continued employment through the applicable vesting date.

In addition, in July 2025, the Compensation Committee approved the accelerated vesting of all the unvested restricted stock units ("RSUs") and a portion of the stock options previously granted to Ms. Connealy in connection with her separation from the Company. The Compensation Committee also approved an extension of the post-termination exercise period for certain of her accelerated stock options through December 31, 2025, and for certain other accelerated stock options through December 31, 2030.

In April 2026, the Compensation Committee granted to Dr. Sullivan a make-whole award in the form of a fully vested “other stock award” with respect to 381,067 shares, which is intended to make her whole for the intended value of her 2025 equity grant in recognition of the delay between the approval date and the grant date of such award.

Please see the “Outstanding Equity Awards at Fiscal 2025 Year-End” table for further information regarding the outstanding equity awards held by each of the named executive officers.

Clawback Policy

To comply with the Dodd-Frank Act and Nasdaq listing standards, we have adopted an incentive compensation recoupment policy, or “clawback” policy, which applies to our current and former executive officers, within the meaning of Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, who were employed by us or a subsidiary of us during the applicable recovery period. Under the policy, in the event that the financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the Compensation Committee will conduct a review of awards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The policy covers any cash or equity-based incentive compensation award that was paid, earned or granted to a covered officer during the last completed three fiscal years immediately preceding the date on which we are required to prepare the accounting restatement. The Company’s clawback policy was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

2025 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2025 and, to the extent required by the SEC disclosure rules, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)(7)	Total ($)
Lara Sullivan, M.D.(1)	2025	646,875	—	—	723,076	291,094	10,500	1,671,545
Former President, Chief Executive Officer and Chief Medical Officer	2024	625,000	—	1,249,152	4,766,566	421,875	10,350	7,072,943
Jitendra Wadhane(2)	2025	414,000	—	—	207,702	134,550	10,500	766,752
Principal Financial and Accounting Officer
Pamela Connealy(3)	2025	262,796	—	402,365(8)	349,092(9)	—	410,984(10)	1,425,237
Former Chief Financial Officer and Chief Operating Officer	2024	504,000	—	1,413,602	393,607	249,480	10,350	2,571,039

(1)	Dr. Sullivan ceased serving as President, Chief Executive Officer and Chief Medical Officer effective February 2, 2026.
(2)	Mr. Wadhane was not a named executive officer in 2024.
(3)	Ms. Connealy retired from her positions as Chief Financial Officer and Chief Operating Officer effective July 1, 2025.
(4)

The amounts reported in this column for 2025 reflect the aggregate grant date fair values of the stock options granted for the fiscal year ended December 31, 2025, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 15 – “Stock-Based Compensation” within our Notes to Financial Statements included in Part II, Item 8 within our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that may be realized by the named executive officers.

(5)

The amounts reported in this column for 2025 represent annual incentive bonuses that were paid based on the achievement of corporate and, in the case of Mr. Wadhane, a combination of corporate and individual performance goals in 2025, with the Compensation Committee determining that 75% of the applicable corporate objectives had been achieved. Because Ms. Connealy terminated employment prior to December 31, 2025, she did not earn or receive an annual bonus for 2025. Please see the description above under “Annual Cash Bonuses” for further information regarding the 2025 bonuses.

(6)	The amounts reported in this column for 2025 for Dr. Sullivan and Mr. Wadhane reflect the matching 401(k) contribution paid by us on their behalf for 2025.
(7)

In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that were generally available to all of our regular, full-time employees, as well as certain perquisites and other benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer.
(8)

During 2025, in connection with Ms. Connealy’s separation from the Company, the Compensation Committee approved the accelerated vesting of her previously granted unvested RSUs. The amount reported represents the aggregate incremental fair value associated with the accelerated vesting of her RSU grants.

(9)

During 2025, in connection with Ms. Connealy’s separation from the Company, the Compensation Committee approved the accelerated vesting of certain stock options granted to her and an extension of the post-termination exercise period for certain of her accelerated stock options. The amount reported includes (i) the aggregate grant-date fair value of stock options granted to her on March 31, 2025, in the amount of $326,112, as part of the regular annual equity refresh, and (ii) $22,980, representing the incremental fair value associated with the accelerated vesting of certain of her stock options and the extension of the post-termination exercise period.

(10)

All Other Compensation for Ms. Connealy for 2025 consists of $10,042 in Company matching contributions under the 401(k) plan and the following severance and benefits: (i) $391,230 in base salary continuation, and (ii) $9,712 of continued health coverage, respectively, as further described below under “Employment Agreements.”

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2025.

	Option Awards						Stock Awards
Name	Grant Date	Footnote	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Lara Sullivan, M.D.	3/31/2021		990,461	—	2.21	3/31/2031	—	—
	9/15/2021		61,825	—	2.21	9/15/2031	—	—
	10/7/2021		962,289	—	16.00	10/7/2031	—	—
	3/31/2022	(3)	—	—	—	—	46,411	53,373
	3/24/2023	(4)	—	—	—	—	219,807	252,778
	3/26/2024	(5)	468,667	602,575	3.83	3/26/2034	—	—
	12/23/2024		1,135,000	—	1.67	12/23/2034	—	—
	3/31/2025	(6)	—	918,308	0.98	3/31/2035
Jitendra Wadhane	7/31/2021		157,257	—	2.21	7/31/2031	—	—
	3/31/2022	(7)	—	—	—	—	2,728	3,137
	3/24/2023	(4)	—	—	—	—	16,686	19,189
	3/26/2024	(8)	—	—	—	—	73,960	85,054
	12/23/2024		150,000	—	1.67	12/23/2034	—	—
	3/31/2025	(6)	—	263,782	0.98	3/31/2035	—	—
Pamela Connealy	3/31/2025	(6)(9)	247,322	—	0.98	12/31/2030	—	—

(1)	Unexercised option exercisable awards represent both vested and unvested option awards.
(2)	The market value of shares that have not vested reflects a stock price of $1.15, our closing stock price on December 31, 2025, the last trading day of fiscal year 2025.
(3)

These RSUs vested 25% on the first anniversary of March 31, 2022, and then vested in 12 substantially-equal quarterly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)

These RSUs vested 25% on the first anniversary of March 24, 2023, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(5)

These stock options vested 25% on the first anniversary of March 26, 2024, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)

These stock options vested 25% on the first anniversary of March 31, 2025, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(7)

These RSUs vested 25% on the first anniversary of March 31, 2022, and then vested in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(8)

These RSUs vested 25% on the first anniversary of March 26, 2024, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(9)

In connection with Ms. Connealy’s separation from the Company, the Compensation Committee approved the acceleration of vesting of certain stock options previously granted to Ms. Connealy and extended the post-termination exercise period for those options through December 31, 2030.

Employment Agreements, Severance and Change in Control Agreements

Lara Sullivan, M.D.

We entered into an employment letter agreement with Dr. Sullivan in October 2019, which was subsequently amended in connection with our IPO and again in October 2022. Under the terms of the amended letter agreement, in the event that Dr. Sullivan was terminated by us for any reason other than for “cause” or she terminated her employment for “good reason”, she would be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of twelve (12) months and up to twelve (12) months of continued health insurance coverage at the Company’s expense. In addition, in the event of termination by us for any reason other than for “cause” or due to “good reason” within three (3) months before or twelve (12) months following a change of control of Pyxis Oncology, subject to the execution and non-revocation of a release of claims, (i) Dr. Sullivan would have been entitled to receive a cash payment in an amount equal to the sum of eighteen (18) months’ base salary and Dr. Sullivan’s target annual bonus, payable in a lump sum on the 60th day following such termination of employment, unless required to be paid in installments to comply with Section 409A of the Code, (ii) up to twelve (12) months of continued health insurance coverage at our expense and (iii) any unvested portions of the stock options and stock awards granted to Dr. Sullivan would have immediately vested in full on the date of termination. Dr. Sullivan’s amended letter agreement also provided for any unvested portion of stock options and stock awards granted to fully vest in the event of a change in control in which neither Pyxis Oncology nor its successor entity (if applicable) assumed, substituted or continued the unvested portion of such award. In the event that we terminated Dr. Sullivan with “cause” or she resigned without “good reason”, then she would not have been entitled to receive severance benefits. Dr. Sullivan’s letter agreement also contains IP assignment obligations.

In connection with her separation in February 2026, we entered into a Separation Agreement and General Release with Dr. Sullivan (the “Sullivan Separation Agreement”) in April 2026, pursuant to which Dr. Sullivan will receive the following severance benefits: (i) base salary continuation for eighteen months and (ii) continued health coverage for up to twelve months. Additionally, the Compensation Committee, approved the accelerated vesting of Dr. Sullivan's unvested restricted stock units and unvested stock options, previously granted to her and an extension of the post-termination exercise period for all of her accelerated stock options. Pursuant to the Sullivan Separation Agreement, Dr. Sullivan is subject to a one-year post-separation non-solicitation provision and both parties are subject to a one-year post-separation non-disparagement provision.

Jitendra Wadhane

We entered into an employment letter agreement with Mr. Wadhane in August 2021, which was subsequently amended in November 2022. Under the terms of the amended letter agreement, in the event that Mr. Wadhane is terminated by us for any reason other than for “cause” or he terminates his employment for “good reason”, he will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of nine (9) months and up to nine (9) months of continued health insurance coverage at the Company’s expense, along with a reimbursement for any taxes associated with such continued coverage. In addition, in the event of termination by us for any reason other than for “cause” or due to “good reason” within three (3) months before or twelve (12) months following a change of control of Pyxis Oncology, subject to the execution and non-revocation of a release of claims, (i) Mr. Wadhane will receive a cash payment in an amount equal to the sum of twelve (12) months’ base salary and Mr. Wadhane’s target annual bonus, payable in a lump sum on the 60th day following such termination of employment, unless required to be paid in installments to comply with Section 409A of the Code, (ii) up to twelve (12) months of continued health insurance coverage at our expense, along with a reimbursement for any taxes associated with such continued coverage and (iii) any unvested portions of the stock options and stock awards granted to Mr. Wadhane will immediately vest in full on the date of termination. Mr. Wadhane’s amended letter agreement also provides for any unvested portion of stock options and stock awards granted to fully vest in the event of a change in control in which neither Pyxis Oncology nor its successor entity (if applicable) assumes, substitutes or continues the unvested portion of such award. In the event that we terminate Mr. Wadhane with “cause” or he resigns without “good reason”, then he will not be entitled to receive severance benefits. Under the terms of the amended letter agreement, if the payments and benefits to Mr. Wadhane under the amended letter agreement or another plan, arrangement or agreement would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in Mr. Wadhane receiving a higher net after-tax amount.

Pamela Connealy

Ms. Connealy retired from her positions as Chief Financial Officer and Chief Operating Officer effective July 1, 2025. In connection with her separation, we entered into a Separation Agreement and General Release with Ms. Connealy (the “Connealy Separation
Agreement”), pursuant to which she received the following severance benefits provided under her employment letter agreement in the event off or a termination without “cause.”: (i) base salary continuation for nine months of $391,230 and (ii) continued health coverage for up to nine months of $9,712. The Connealy Separation Agreement also provides for a one-year post-separation non-solicitation covenant applicable to Ms. Connealy and a one-year post-separation non-disparagement covenant applicable to both parties.

Pursuant to the Connealy Separation Agreement, and in connection with her separation from the Company, the Compensation
Committee approved the accelerated vesting of all then-unvested restricted stock units held by Ms. Connealy and a portion of her previously granted stock options, and further approved an extension of the post-termination exercise period for certain of her accelerated stock options through December 31, 2025, and for certain other accelerated stock options through December 31, 2030.

Non-Qualified Deferred Compensation Plan

In May 2024, the Board approved the Deferred Compensation Plan (“the NQDC Plan”). The NQDC Plan was made available to certain eligible employees and the Company’s non-employee directors, and allows those who elect to participate to defer the settlement of certain RSUs to a future period. Under the NQDC Plan, the Compensation Committee has the authority to provide that participants’ accounts will be deemed invested in notional investments other than shares of Company common stock. No such notional investment options are currently available under the NQDC Plan.

Retirement Plan

We maintain the Pyxis Oncology 401(k) Plan (the “401(k) Plan”), a qualified 401(k) savings plan that provides participants with an opportunity to save for retirement on a tax advantaged basis. Eligible employees, including our named executive officers, are able to contribute 100% of his or her eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines. Currently, we match 50% of each eligible employee’s contributions up to 6% of total eligible compensation. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) Plan currently does not offer the ability to invest in our securities. Employees are immediately and fully vested in their contributions.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (the “ESPP”), which is designed to allow our eligible employees to purchase shares of our common stock at designated intervals at a discounted price of 15% through payroll deductions or other contributions. Employees who are United States tax residents may benefit from favorable tax treatment as the ESPP is intended to quality as an employee stock purchase plan under Section 432 of the Code.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies, and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals.

Policies and Practices Regarding Long-Term Incentive Awards

It is the Compensation Committee’s practice to generally approve ordinary course annual equity grants at approximately the same time each year following our release of full-year financial results. As in prior years, the Compensation Committee granted annual equity awards to our named executive officers in March 2025 after we announced our financial results for fiscal 2024 and the Compensation Committee had the opportunity to consider our expectations and projections for fiscal 2025. In addition, while we generally make broad-based long-term incentive grants at approximately the same time each year following our release of full-year financial results, we may choose to make long-term incentive grants outside of the annual broad-based grant (e.g., as a retention grant). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s common stock on the date of grant.

Because the Compensation Committee’s fiscal 2025 regular meeting schedule was determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates. In 2025, no stock options were granted to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company current report on Form 8-K that disclosed MNPI.

Equity Compensation Plan Information

Securities authorized for issuance under equity incentive plans

The following table summarizes information about our equity incentive plans as of December 31, 2025. All outstanding awards relate to our common stock.

			Number of Securities
			Remaining Available
	Number of Securities	Weighted	for Future Issuance
	to be Issued Upon	Average Exercise	Under Equity
	Exercise of	Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)(#)	(1)(b)($)	(c)(#)
Equity compensation plans approved by security holders:
2019 Equity Incentive Plan	2,186,259	2.51	264,094
2021 Equity Incentive Plan (2)	9,636,537	4.37	3,998,507
2021 Employee Stock Purchase Plan (3)	—	—	605,490
Equity compensation plans not approved by security holders:
Apexigen 2022 Equity Incentive Plan (4)	1,184,781	5.15	607,360
2022 Inducement Plan	1,095,238	2.16	56,002
Total	14,102,815	3.99	5,531,453

(1)

RSUs issued under the 2022 Inducement Plan, 2022 Equity Incentive Plan, 2021 Equity Incentive Plan and 2019 Equity Incentive Plan, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.

(2)

The number of shares of common stock reserved for issuance under the 2021 Equity Incentive Plan will automatically increase annually on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022, and continuing until (and including) the fiscal year ending December 31, 2031 by the lesser of (i) 5% of the total number of shares of common stock outstanding on December 31st of the immediately preceding fiscal year and (ii) the number of shares as may be determined by the board of directors. On January 1, 2025, the number of shares of common stock available for issuance under the 2021 Equity Incentive Plan increased by 2,998,390 shares as a result of the evergreen provision.

(3)

The number of shares of common stock reserved for issuance under the 2021 Employee Stock Purchase Plan will automatically increase annually on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022, and continuing until (and including) the fiscal year ending December 31, 2031 by the lesser of (i) 110,080 shares, (ii) 1% of the total number of shares of common stock outstanding on December 31st of the immediately preceding fiscal year and (iii) the number of shares as may be determined by the board of directors. On January 1, 2025, the number of shares of common stock available for issuance under the 2021 Employee Stock Purchase Plan increased by 110,080 shares as a result of the evergreen provision.

(4)

The Apexigen 2022 Equity Incentive Plan (the “2022 Plan”) was assumed by the Company in its acquisition of Apexigen, Inc. in August 2023. The 2022 Plan is described in Note 15 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2025. The number of shares of common stock reserved for issuance under the 2022 Equity Incentive Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2023 through January 1, 2032, in an amount equal to the lesser of (i) 0.8625% of the total number of shares of common stock outstanding on the last day of the calendar month before the date of each automatic increase, (ii) 554,890 shares, or (iii) such number of shares determined by the administrator of the 2022 Plan. On January 1, 2025, the number of shares of common stock available for issuance under the 2022 Equity Incentive Plan increased by 517,222 shares as a result of the evergreen provision.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2026

Our Board and the Audit Committee are asking our stockholders to ratify the appointment by the Audit Committee of Ernst & Young LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2026. Stockholder ratification of such selection is not required by our bylaws or any other applicable legal requirement. However, our Board is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2026. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

EY has audited our financial statements since 2021. A representative of EY is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by EY for the years ended December 31, 2025 and 2024:

	Fiscal Year 2025 ($)	Fiscal Year 2024 ($)
Audit fees	$626,000	$733,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$626,000	$733,000

Audit fees consist of fees for professional services rendered for the annual audit of our consolidated financial statements included in our Annual Report on Form 10-K, reviews of the interim consolidated financial statements included in our Form 10-Q Quarterly Reports, consents and procedures related to our registration statements filed with the SEC, comfort letters for equity offerings, and services that are normally provided in connection with the consolidated financial statement audit.

There were no audit-related, tax, or other fees billed by EY for the years ended December 31, 2025 and 2024.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the Audit Committee and its activities can be found under the headings: “Committees of the Board of Directors” and “Audit Committee Report.”

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Our Audit Committee pre-approved all services provided by EY during the years ended December 31, 2025 and 2024 in accordance with this policy.

Recommendation of Our Board and Audit Committee

OUR BOARD AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

Audit Committee Report

Our Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2025 with management and Ernst & Young LLP, our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•

received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Ernst & Young LLP its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2026.

Submitted by the Audit Committee of our Board:

John Flavin, Chair
Darren Cline
Michael A. Metzger

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the record date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of the record date, through the exercise of any option, warrant or other right. In computing the percentage beneficial ownership of a person, common stock not outstanding and subject to options, warrants or other rights held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding for purposes of calculating the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to the foregoing, percentage of beneficial ownership is based on 62,855,464 shares of common stock outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders:
Lara Sullivan, M.D. (1)	7,924,074	11.5%
Entities affiliated with Pfizer Inc. (2)	7,032,770	11.2%
Laurion Capital Management LP (3)	4,796,479	7.7%
GordonMD Global Investments LP (4)	3,834,740	6.2%
Directors and Named Executive Officers:†
Pamela Connealy (5)	1,441,015	2.3%
Jitendra Wadhane (6)	918,760	1.4%
Thomas Civik (7)	590,849	*
John Flavin (8)	507,910	*
Jakob Dupont, M.D. (9)	364,023	*
Rachel Humphrey, M.D. (10)	354,508	*
Darren Cline (11)	346,300	*
Freda Lewis-Hall, M.D. (12)	336,300	*
Santhosh Palani, Ph.D., CFA (13)	89,486	*
Michael A. Metzger (14)	84,101	*
All executive officers and directors as a group (9 persons) (15)	3,592,237	5.7%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
†	Lara Sullivan, our former President, Chief Executive Officer, Chief Medical Officer and Director is listed above under 5% Stockholders.

(1)

Consists of 1,866,547 shares of common stock held directly by Dr. Sullivan and 6,057,527 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date. Dr. Sullivan resigned from her position as a member of the Board in April 2026 and ceased to serve as President, Chief Executive Officer, and Chief Medical Officer, effective February 2, 2026.

(2)

Based on a Schedule 13G/A filed on March 23, 2023 by Pfizer Inc. (“Pfizer”) and Pfizer Ventures (US) LLC (“PVUS”), with Pfizer reporting sole voting and dispositive power over 5,952,263 shares and each of Pfizer and PVUS reporting shared voting and dispositive power over 1,080,507 shares. The address for Pfizer and PVUS is 66 Hudson Boulevard East, New York, NY 10001.
(3)

Based on a Schedule 13G/A filed on February 9, 2026 by Laurion Capital Management LP (“LP”), with Messrs. Benjamin A. Smith and Janaka Sheehan Maduraperuma each reporting shared voting and dispositive power over 4,796,479 shares. LP, the investment manager of Laurion Capital Master Fund Ltd. (“Laurion”), has voting and investment power over the securities held by Laurion. Messrs. Benjamin A. Smith and Janaka Sheehan Maduraperuma are the managing members of Laurion Capital GP LLC, which is the general partner of LP, and each of Benjamin A. Smith and Janaka Sheehan Maduraperuma reports shared voting and dispositive power over the 4,796,479 shares held by Laurion. Each of Laurion, Laurion Capital GP LLC, Benjamin A. Smith and Janaka Sheehan Maduraperuma disclaims beneficial ownership over these securities. The business address for Laurion, Mr. Smith, and Mr. Maduraperuma is c/o the LP, 360 Madison Avenue, Suite 1900, New York NY 10017.

(4)

Based on a Schedule 13G filed on September 23, 2025 by GordonMD Global Investments LP (“LP”), with GordonMD Long Biased Master Fund LP, GordonMD Long Biased GP LLC, (collectively “Funds”) and Mr. Craig D. Gordon each reporting shared voting and dispositive power over 3,834,740 shares. LP, Funds and the investment manager of GordonMD. (“GordonMD”), has voting and investment power over the securities held by GordonMD. Mr. Craig D. Gordon is the managing members of the LP and Funds, and reports shared voting and dispositive power over the 3,834,740 shares held by GordonMD. Each of LP, GordonMD, Funds and Mr. Craig D. Gordon disclaims beneficial ownership over these securities. The business address for GordonMD, Funds and Mr. Craig D. Gordon, LP is c/o the LP, 9460 Wilshire Blvd #420, Beverly Hills, CA 90212.

(5)

Consists of 806,194 shares of common stock held directly by Ms. Connealy and 634,821 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date. Ms. Connealy retired from her role as Chief Financial Officer and Chief Operating Officer of the Company effective as of July 1, 2025.

(6)

Consists of 321,380 shares of common stock held directly by Mr. Wadhane and 597,380 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(7)	Consists of 221,886 shares of common stock held directly by Mr. Civik and 368,963 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(8)	Consists of 413,015 shares of common stock held directly by Mr. Flavin and 94,895 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(9)	Consists of 38,741 shares of common stock held directly by Dr. Dupont and 325,282 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(10)	Consists of 81,309 shares of common stock held directly by Dr. Humphrey and 273,199 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(11)	Consists of 251,405 shares of common stock held directly by Mr. Cline and 94,895 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(12)	Consists of 241,405 shares of common stock held directly by Dr. Lewis-Hall and 94,895 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(13)	Consists of 6,000 shares of common stock held directly by Dr. Palani and 83,486 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(14)	Mr. Metzger did not own any shares of common stock and 84,101 shares of common stock issuable upon the exercise of stock options within 60 days of the record date.
(15)

Consists of 1,575,141 shares of common stock held and 2,017,096 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2026 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, no later than December 28, 2026, and must comply with the requirements established by the SEC. Pursuant to our bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than 5:00 p.m. Eastern Time on February 15, 2027 and no later than 5:00 p.m. Eastern Time March 17, 2027 and must otherwise comply with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements under our bylaws with respect to director nominations and notice required, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide an additional notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2027.

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Thomas Civik
Thomas Civik Interim Chief Executive Officer

Boston, Massachusetts

April 30, 2026

PYXIS ONCOLOGY

C/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Your control number

Pyxis Oncology, Inc.

Annual Meeting of Stockholders

For stockholders of record as of April 20, 2026

Monday, June 15, 2026 10:00 AM, Eastern Time

Annual Meeting to be held virtually via the internet - please visit www.proxydocs.com/PYXS for more details.

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/PYXS

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Pyxis Oncology, Inc. For stockholders of record as of April 18, 2024 Tuesday, June 11, 2024 10:00 AM, Eastern Time Annual Meeting to be held live via the internet - please visit at www.proxydocs.com/PYXS for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, Eastern Time, June 11, 2024. This proxy is being solicited on behalf of the Board of Directors Internet: www.proxypush.com/PYXS Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-451-2261 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You mmed Proxy"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes him/her to vote all the shares of capital stock of Pyxis Oncology, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in his/her discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE

AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORSRECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein.In their discretion, the Named Proxies is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSESIDE) but yo

PYXIS ONCOLOGY

Pyxis Oncology, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	The election of three Class II directors named in the proxy statement;				
		FOR	WITHHOLD		
	1.01 Thomas Civik	☐	☐		**FOR**
	1.02 Freda Lewis-Hall, M.D.	☐	☐		**FOR**
	1.03 Michael A. Metzger	☐	☐		**FOR**
		FOR	AGAINST	ABSTAIN	
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and	☐	☐	☐	**FOR**
3.	The transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.				

You must register to attend the meeting online and/or participate at www.proxydocs.com/PYXS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date